Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-145840, 333-167598, 333-188171, and 333-201458 on Form S-3 and Registration Statement Nos. 333-135506, 333-150869, 333-157927, 333-157929, 333-160222, 333-164468, 333-172041, 333-180517, 333-187254, 333-194624, and 333-201204 on Form S-8 of Paratek Pharmaceuticals, Inc. of our report dated April 1, 2015, on our audits of the consolidated financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K/A of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP

Vienna, Virginia

April 24, 2015